Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Visa Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-214208, No. 333-201770, No. 333-157191 and No. 333-150426) on Form S-8 and (No. 333-226396) on Form S-3 of Visa Inc. of our report dated November 14, 2019, with respect to the consolidated balance sheets of Visa Inc. and subsidiaries as of September 30, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of September 30, 2019, which report appears in the September 30, 2019 annual report on Form 10-K of Visa Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)”.

/s/ KPMG LLP
Santa Clara, California
November 14, 2019